UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

TRIDENT MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

0-20784

(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1170 Kifer Road

Sunnyvale, California 94086

(Address of principal executive offices, with zip code)

(408) 962-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sigma Designs®, Inc. (“Sigma”) announced on March 21, 2012 that it had signed an asset purchase agreement to serve as the “stalking horse” bidder to acquire certain assets of the Digital Television (DTV) Business of Trident Microsystems Inc. (“Trident”). The assets include certain products, licensed intellectual property, software and leased facilities, to be acquired for a purchase price of $21 million in cash plus assumption of specified liabilities upon the closing of the transaction.

The asset purchase agreement was filed with the United States Bankruptcy Court for the District of Delaware on March 16, 2012 and is subject to a court-approved formal auction process in accordance with Section 363 of the U.S. Bankruptcy Code. The potential auction and final sale hearing for the assets is expected to be held within the next several weeks. The purchase price is subject to adjustment for the DTV Business’ closing current asset balance. If Sigma is selected as the winning bidder at the auction, Trident anticipates that the transaction would close in the second calendar quarter of 2012. The transaction is also subject to various other conditions.

Further information about the bankruptcy process and on the terms of the potential agreement are available at the Claims Agent’s website at www.kccllc.net/trident.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2012

TRIDENT MICROSYSTEMS, INC.

/S/ DAVID L. TEICHMANN
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary